Putnam Pennsylvania Tax Exempt Income Fund
November 30, 2008 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1	Class A	2,942
      Class B	292
      Class C   52

72DD2	Class M	44
          Class Y   2


73A1		Class A	0.181559
      Class B	0.153759
      Class C   0.147067

73A2		Class M	0.169318
          Class Y   0.190991

74U1 	Class A	16,230
      Class B	1,769
      Class C   506

74U2 	Class M	266
          Class Y   21

74V1		Class A	8.24
      Class B	8.23
      Class C   8.24

74V2		Class M	8.24
          Class Y   8.24

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.